UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PureCycle Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-2293091 (I.R.S. Employer Identification No.)

5950 Hazeltine National Drive, Suite 650 Orlando, FL	32822
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)
Units, each consisting of one share of common stock, $0.001 par value, and three quarters of one warrant	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)
Warrants to purchase Common Stock, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-250847

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereunder are the common stock, par value $0.001 per share (the “Common Stock”) of PureCycle Technologies, Inc. (formerly Roth CH Acquisition I Co. Parent Corp.) (the “Company”), units, each consisting of one share of Common Stock and three quarters of one warrant (“Units”), and warrants to purchase Common Stock (“Warrants”). The description of the Common Stock, Units and Warrants contained under the heading “Description of the Combined Company’s Capital Stock” in the proxy statement/prospectus included in the Company’s registration statement on Form S-4 initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 20, 2020, as amended from time to time (File No. 333-250847) (the “Registration Statement”), to which this Form 8-A relates, is incorporated herein by reference. In addition, the above-referenced descriptions included in any proxy statement/prospectus relating to the Registration Statement filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein. The Company changed its name from “Roth CH Acquisition I Co. Parent Corp.” to “PureCycle Technologies, Inc.” upon the closing of the business combination (the “Business Combination”) described in the Registration Statement.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed herewith or incorporated by reference, because no other securities of the Company are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PureCycle Technologies, Inc.

Date: March 17, 2021	By:	/s/ Michael Otworth
	Name:	Michael Otworth
	Title:	Chief Executive Officer

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